Exhibit 3.57

CERTIFICATE OF FORMATION

OF

GA INDUSTRIES HOLDINGS, LLC

1. The name of the limited liability company is GA Industries Holdings, LLC.

2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware, 19801. The name of the registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 24th day of January, 2008.

/s/ Douglas J. Tucker
Douglas J. Tucker, Organizer